UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐   Preliminary Proxy Statement                    ☐   Confidential, for Use of the Commission
☐   Definitive Proxy Statement                             Only (as permitted by Rule 14a-6(e)(2))
☑   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
SM&A

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑   No fee required.
☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:
☐   Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SM&A	Page 1

On November 6, 2008, SM&A, a Delaware corporation, held a conference call to discuss its third quarter ended September 30, 2008 financial results. A copy of the conference call transcript follows.

SM&A	Page 2

Final Transcript

Nov. 06. 2008 / 1:30PM PT, WINS — Q3 2008 SM&A Earnings Conference Call
CORPORATE PARTICIPANTS
Joe Diaz
Robert Blum Lytham Partners, LLC — IR
Cathy McCarthy
SM&A — President & CEO
Jim Eckstaedt
SM&A — EVP, Finance & CFO
CONFERENCE CALL PARTICIPANTS
George Sutton
Craig-Hallum Capital Group — Analyst
PRESENTATION

Operator
Good afternoon. My name is Chanel and I will be your conference operator today. At this time, I would like to welcome everyone to the SM&A Q3 2008 conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions). Mr. Joe Diaz, you may begin your conference.

Joe Diaz — Robert Blum Lytham Partners, LLC — IR
Thank you. And thank all of you for joining us to review the financial results of SM&A for the third quarter ended September 30, 2008 and the pending acquisition of SM&A by Odyssey Investment Partners.
With us on the call today are Ms. Cathy McCarthy, President and Chief Executive Officer; Jim Eckstaedt, Executive Vice President of Finance and Chief Financial Officer; Mr. Kevin Reiners, Executive Vice President of Operations; and Peter Pace, General, USMC Retired and President and CEO of Strategic Advisors.
At the conclusion of today’s prepared remarks, we will open the call for a question-and-answer session. If anyone participating on today’s call does not have a full text copy of the release, you can retrieve it off the Company’s website at smawins.com or numerous financial sites on the Internet.
Before we begin with prepared remarks, we submit for the record the following statement. Certain statements made during the course of this conference call refer to future actions, strategies or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Strategic Advisors, Competition Management and Program Services businesses, fluctuations in the size, timing and duration of client engagements, delays, cancellations or shifts in emphasis for competitive procurement activities, declines in future defense, information technology, Homeland Security, new systems and research and development expenditures and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The Company does not undertake any duty to update forward-looking statements.
In connection with the proposed acquisition of the Company by Odyssey, the Company will file proxy materials with the SEC relating to the solicitation of proxies to vote at a special meeting of stockholders to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the stockholders of the Company in advance of the special meeting. The stockholders of the Company are urged to read the proxy statements and other relevant materials when they become available because they will contain important information about the proposed transaction. Stockholders may obtain a free copy of the proxy statements and any other relevant documents when available at the SEC’s website at sec.gov.

Thomson StreetEvents	www.streetevents.com	Contact Us	1

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

Nov. 06. 2008 / 1:30PM PT, WINS — Q3 2008 SM&A Earnings Conference Call
The definitive proxy statements and these other documents will also be available on the Company’s website at smawins.com and may be obtained free from the Company by directing a request to SM&A, Attention: Investor Relations, 4695 MacArthur Court, 8th Floor, Newport Beach, California, 92660.
With that said, I would like to turn the call over to Ms. Cathy McCarthy, President and Chief Executive Officer of SM&A. Cathy?

Cathy McCarthy — SM&A — President & CEO
Thank you, Joe. Good afternoon, ladies and gentlemen and thank you for joining us on today’s call. I would like to review the results of the recently completed quarter and provide you with some background on the pending acquisition of SM&A by Odyssey Investment Partners.
As you saw in today’s press release, we reported revenues for the third quarter of 2008 of $25.3 million compared to $25.1 million in the comparable quarter last year, ranking the revenues of the just completed quarter among the highest in the Company’s history.
Program Services revenues for the quarter increased 31% compared to the third quarter of 2007. We are pleased with the continued strength of this business and that our clients increasingly recognize the value proposition that Program Services contribute to their ability to successfully deliver on the procurements that they have won.
Aerospace and Defense revenues were up 11% versus last year’s third quarter. Overall, we added 11 new clients and generated new customer revenue that ranks among the highest of any quarter in the history of the Company. Our sales team is doing a great job of attracting new business in a very difficult economic environment.
Given the uncertainty regarding government spending priorities leading up to a new administration, as well as the difficult current economic conditions, Competition Management revenues were down 25% from the third quarter of last year. Now that the Presidential election is behind us, we believe that the incoming administration will make its defense and national security priorities known, as well as its plans to address the expanding budget deficit.
However, we do expect that it will take some time for these priorities and budget issues to be acted upon and consequently, the current softness may continue to impact Competition Management’s performance in the next few quarters. However, we expect renewed revenue growth in Competition Management as decisions are made.
Let me now turn the call over to Jim Eckstaedt, our Executive Vice President and Chief Financial Officer, for a review of the financial results for the quarter. Upon the conclusion of Jim’s prepared remarks, I will provide an overview of the pending transaction. Jim?

Jim Eckstaedt — SM&A — EVP, Finance & CFO
Thank you, Cathy and good afternoon, everyone. Let me begin with a review of our financial performance for the third quarter of 2008. For the third quarter of 2008, we reported revenues of $25.3 million, an increase of 1% compared to the third quarter of 2007. Revenues from our Program Services business were $15.1 million or 60% of total revenues, while our Competition Management revenues were $10.2 million or 40% of total revenues compared with $13.6 million in the comparable quarter last year.
Revenues from Program Services totaled $15.1 million, an increase of 31%, compared with $11.5 million in the third quarter of 2007. Revenues from PMA, which we acquired in mid-September 2007, contributed a total of $2.3 million during the third quarter, of which $1.8 million is considered nonorganic. If you recall, revenues from PPI acquired in February of 2007 are considered fully integrated and organic. Program Services’ organic revenue growth was 16% for the quarter.
Revenue by market verticals showed Aerospace and Defense clients contributing $20.1 million or 81% of total revenues, the second-highest level of A&D revenues in the history of SM&A, while non-A&D contributed 19%, or $5.2 million in revenue. This compares to 72% A&D, 28% non-A&D breakdown during the third quarter of 2007.
During the quarter, our top-five clients accounted for 64% of total revenue compared with 67% a year ago and 72% in the immediately preceding quarter. Our gross margin was 40.2% versus 40.4% a year ago and 39.6% in the second quarter of 2008. The increase in gross margin on a sequential basis is primarily attributable to controlling billing rates and indirect costs associated with certain projects.

Thomson StreetEvents	www.streetevents.com	Contact Us	2

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

Nov. 06. 2008 / 1:30PM PT, WINS — Q3 2008 SM&A Earnings Conference Call
SG&A expenses were $8 million in the quarter. Included in SG&A expense was $733,000 related to earnout expense for one of the acquired businesses. Stock-based compensation expense totaled $421,000 compared with $436,000 in the comparable quarter last year. Additionally, costs incurred with the announced transaction with Odyssey and additional proxy contest costs totaled $296,000. Excluding the aforementioned expenses, non-GAAP operating SG&A expenses were $6.5 million, or 25.7% of third-quarter 2008 revenue compared to 24.2% on an operating basis in the third quarter of 2007 and down from non-GAAP operating SG&A of $6.6 million in the immediately preceding quarter.
Non-GAAP EPS on a fully diluted basis, excluding costs incurred for the earnout, transaction and proxy costs, non-GAAP fully diluted EPS is $0.11 compared with non-GAAP fully diluted EPS of $0.12 in the third quarter of 2007 and $0.10 in the immediately preceding quarter. A reconciliation of these non-GAAP numbers to our GAAP numbers presented in our third-quarter financial statement was provided in our press release issued earlier today.
Average headcount deployed during the quarter was 249, down from 256 in the immediately preceding quarter. Regrettable, employee turnover was 12% and the number of account executives is 13.
Third-quarter net income was $1.4 million or $0.07 per diluted share compared with $1.8 million or $0.10 per diluted share in the prior year. During the quarter, the Company did not purchase any shares of its stock in the open market due to the recently announced transaction with Odyssey.
Turning to the balance sheet, cash and investments at the end of September totaled $11.5 million, an increase of $2.6 million from the immediately preceding quarter. Accounts receivable were $25.2 million. DSOs were 91 days compared to 84 days at the end of the second quarter of 2008.
CapEx during the quarter was $234,000 while cash generated from operations during the quarter was $5.1 million. Cash was generated from net income, as well as non-cash items, including stock-based compensation, depreciation and amortization, as well as deferred consideration related to the two acquisitions made during 2007. There was no outstanding debt.
Turning to guidance, the Company expects revenue growth for the full year 2008 in the range of approximately 5% to 6%. The Company anticipates GAAP earnings per share for full year 2008 to be between $0.25 and $0.27 per diluted share. Excluding proxy costs and the transaction and earnout expenses, adjusted non-GAAP EPS is anticipated to be between $0.37 and $0.39 fully diluted for the year.
Gross margin is expected to be approximately 39% to 40% for the full year. The full-year impact of earnout expense related to the PPI acquisition is estimated to be approximately $3.1 million, or $0.10 per share. Let me now turn the call back to Cathy.

Cathy McCarthy — SM&A — President & CEO
Thanks, Jim. I would now like to focus our attention to the pending transaction. On October 31, we announced that New York City-based Odyssey Investment Partners, a leading middle-market private equity firm, will acquire SM&A for $6.25 per share in a cash transaction with a total value of approximately $119.6 million.
The agreed acquisition price represents a premium of 159% over the closing price of SM&A’s common stock at the close of business on October 30, 2008. This transaction has been unanimously approved by our Board of Directors and Mr. Steven Myers, Founder of SM&A and our largest stockholder, is supportive of this transaction. We believe that all of our stockholders are well-served by this acquisition.
We also believe that the terms of this transaction represents a win-win proposition for all of the parties involved. Our stockholders are rewarded with an excellent premium over what our shares were trading at prior to the announcement of the transaction and they can now redeploy their investment capital; and the Company enters an exciting new phase with a strong financial partner that can help us take us, the Company, to our next level of development.
The structure of the financing for the transaction is $50 million of equity provided by Odyssey Investment Partners and $65 million combined senior and mezzanine debt provided by Caltius Mezzanine, together with projected cash on hand at the Company. Wedbush Morgan Securities acted as financial advisers to the special committee of the Board of Directors of SM&A in this transaction.
The transaction is also expected to close near the end of calendar 2008 or early in the first quarter of 2009. It is subject to SM&A stockholder approval, antitrust clearance and under the Hart-Scott-Rodino Anti-Improvements Act and other customary conditions.

Thomson StreetEvents	www.streetevents.com	Contact Us	3

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

Nov. 06. 2008 / 1:30PM PT, WINS — Q3 2008 SM&A Earnings Conference Call
Pursuant to the merger agreement, the Company will solicit alternative acquisition proposals from third parties for 45 days to comply with specific procedures set forth in the merger agreement. The Company does not intend to disclose developments with respect to any solicitations or inquiries it receives until the Board has made a decision regarding any alternative proposal and subject to compliance with the merger agreement.
As I indicated, stockholder approval is required to close this transaction. In that regard, we expect to issue a proxy statement shortly, soliciting approval from our stockholders. A date for a special stockholders meeting will be set in an announcement in the proxy statement.
I appreciate that there are probably many questions regarding this transaction. However, until we file our proxy statement, we are restricted in what information we can provide and we thank you for your patience. That concludes our prepared remarks and I would now like to open up the call for any questions, Operator.
QUESTION AND ANSWER

Operator
(Operator Instructions). George Sutton.

George Sutton — Craig-Hallum Capital Group — Analyst
Hi, guys. Congratulations on a very nice deal.

Cathy McCarthy — SM&A — President & CEO
Thank you, George.

George Sutton — Craig-Hallum Capital Group — Analyst
With respect to the 45-day period, what can you do during that period to accelerate the timing of the close?

Cathy McCarthy — SM&A — President & CEO
Most of the timing is based upon the regulatory approvals and the SEC review. And we are moving as quickly as we possibly can to get everything that needs to be filed filed in a timely manner so that we can try and get this transaction closed by the end of the year. But not sure we will be able to do that — George, it is basically up to the SEC and their review process and how long that takes.

George Sutton — Craig-Hallum Capital Group — Analyst
So in other words, the timing of your filing the proxy is — you can file the proxy during the 45-day period?

Cathy McCarthy — SM&A — President & CEO
Oh, yes. We will be filing the proxy on or before the 14th of this month.

George Sutton — Craig-Hallum Capital Group — Analyst
Okay, got you. And then, lastly, with respect to a material adverse change cause, I didn’t see one specifically, but typically these deals will have one. Do you have any major contracts up for renewal or any significant events that you anticipate in the business over the next 60 days?

Thomson StreetEvents	www.streetevents.com	Contact Us	4

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript

Nov. 06. 2008 / 1:30PM PT, WINS — Q3 2008 SM&A Earnings Conference Call

Cathy McCarthy — SM&A — President & CEO
No, we do not.

George Sutton — Craig-Hallum Capital Group — Analyst
Okay, very good. Thanks, guys.

Cathy McCarthy — SM&A — President & CEO
You are welcome. Thanks, George.

Operator
(Operator Instructions). There are no further questions at this time. Ms. McCarthy, please proceed.

Cathy McCarthy — SM&A — President & CEO
Okay, well, thank you all very much for calling in. Again, I want to thank you for not only your participation, but your patience and we are pleased with this transaction and it appears that you all are as well. So that concludes our call for this quarter. Thank you.

Operator
Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.

DISCLAIMER
Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	5

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Information Regarding Solicitation of Proxies
In connection with the proposed transaction, the Company will file proxy materials with the SEC relating to the solicitation of proxies to vote at a special meeting of stockholders to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the stockholders of the Company in advance of the special meeting. Stockholders of the Company are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the proposed transaction. Stockholders may obtain a free copy of the proxy statements and any other relevant documents (when available) at the SEC’s web site at http://www.sec.gov. The definitive proxy statements and these other documents will also be available on the Company’s website (www.smawins.com) and may be obtained free from the Company by directing a request to SM&A, Attn: Investor Relations, 4695 MacArthur Court, 8th Floor, Newport Beach, CA 92660.
Participants in the Solicitation
SM&A and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from SM&A stockholders with respect to the proposed merger described above. Information regarding the officers and directors of SM&A is included in its definitive proxy statement for its 2008 annual meeting filed with the SEC on April 18, 2008. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger.

SM&A